Exhibit 3.3
================================================================================
                              BRIDGE LOAN AGREEMENT
================================================================================

MADE IN THREE ORIGINAL COPIES THE 29th DAY OF August , 2001 AT BOULOGNE (FRANCE)
BETWEEN:


- A NOVO SA, a public company, with a share capital of FF 441 348 544, whose registered office is located at BEAUVAIS (60000), Z.I. de Bracheux, 16 rue Joseph Cugnot, incorporated under French law at the business registry of Beauvais under number 341 125 540, Represented by Mr Henri TRIEBEL, chairman of the board of Directors,

                                                  Hereafter called "THE LENDER",


- A NOVO AMERICAS LLC, a Delaware limited liability company whose principal office is located at 1114 Avenue of the Americas, New York, New York 10036, Represented by Mr Louis Brunel, as executive manager,

                                 Hereafter called "THE BORROWER PARENT COMPANY"


- A NOVO BROADBAND, INC, a Delaware corporation, whose principal office is located 3015at 3015 Greene Street, Hollywood, Florida 33020; Represented by Mr Louis Brunel, as chief executive officer,

                                                Hereafter called "THE BORROWER"


THE PARTIES HAVE AGREED AS FOLLOWS:
-----------------------------------


--------------------------------------------------------------------------------
                             ARTICLE I - DEFINITIONS
--------------------------------------------------------------------------------

For the purpose of the interpretation of this contract, the following expressions shall have the following meanings:

Banks of Reference              shall mean the following renowned French banks
                                "Societe Generale", "Credit Agricole Indosuez", and "Credit Lyonnais";

Maturity date                   shall designate the effective bank business
                                day(s) on which this bridge loan will be repaid in full or part by the BORROWER pursuant to this bridge loan provisions. If the maturity date does not correspond to a bank business day, the date shall be deferred to the following bank business day

Final Maturity date             shall mean the date of 29th of November 2001;

Anticipated Final Maturity date shall mean any bank business day on which the bridge loan amount shall be entirely repaid before the Final Maturity date;

Bank business day               shall mean any business day, which is not a
                                Sunday, Saturday or a public holiday (or equivalent such as 25th of December), on which the banks are normally opened at Paris and New York for the settlement of accounts ;

TIBEUR/EURIBOR                  shall mean the rate corresponding to the average
                                of rates offered by the banks of reference during a determined period for Euro deposits. It is computed on a year of 360 days basis theby the Federation Bancaire de l'Union Europeenne and is every day released. Should that rate cease to be released before the Final Maturity date, and should a replacement rate be provided by the aforementioned authorities or any other authorities, it would be replaced by such replacement rate.

The bridge loan amount          shall mean the ofsum of USD 4,971,440, (four
                                Million nine hundred and seventy one thousand four hundred and forty) lent by the LENDER to the BORROWER PARENT COMPANY and, in turn, lent by the BORROWER PARENT COMPANY to the BORROWER, minus any principal repayment made BORROWER by BORROWER to the BORROWER PARENT COMPANY and, in turn, by the BORROWER PARENT COMPANY to the LENDER;

The Accrued Interest            shall mean the interest on the bridge loan
                                during amount during the bridge loan period, minus any payment of interest made by the BORROWER to the BORROWER PARENT COMPANY and, in turn, by the BORROWER PARENT COMPANY to the LENDER.

The bridge loan period          shall be the period starting from 29 August 2001
                                to the Final Maturity date (inclusive) or to the Anticipated Final Maturity date (non inclusive) or the date (non inclusive) of conversion of the bridge loan amount and the Accrued Interest into the BORROWER equity;

--------------------------------------------------------------------------------
           ARTICLE II - AMOUNT - PURPOSE - DURATION OF THE BRIDGE LOAN
--------------------------------------------------------------------------------


Subject to the terms and conditions of this bridge loan agreement and for the bridge loan period, the LENDER hereby lends to the BORROWER PARENT COMPANY, and the BORROWER PARENT COMPANY hereby borrows from The LENDER, the bridge loan amount.

Subject to the terms and conditions of this bridge loan agreement, and for the bridge loan period, the BORROWER PARENT COMPANY hereby lends to the BORROWER and the BORROWER hereby borrows from The BORROWER PARENT COMPANY the bridge loan amount.

The proceeds of the bridge loan amount received by the BORROWER are to be used by the BORROWER to fund the acquisition by the BORROWER of an ongoing business of servicing and repairing customer premise equipment and related equipment for broadband network operators and equipment manufacturers .

This bridge loan and this contract shall cease to be in effect at the end of the bridge loan period.


--------------------------------------------------------------------------------
                    ARTICLE III - COMPUTATION OF THE INTEREST
--------------------------------------------------------------------------------

The interest on the bridge loan amount shall be computed as follows:

- at the EURIBOR rate as of the 1st of October 2000 plus 2 points capped at 6 %, for the period starting from the 29 August 2001 to the 30 September 2001;

- at the EURIBOR rate as of the 1st of October 2001 plus 2 points capped at 6 %, for the period starting from the 1st of October 2001 for the rest of the bridge loan period.

The interest rate shall be based on a quarter of 90 days. The interests shall be computed on a quarterly basis and on the basis of the real number of days included in the bridge loan period in proportion to 90 days. At the end of each quarter, the Accrued Interest shall be capitalized and shall bear interest for a new quarter.

To comply with the article L 313-1 provisions of the French "Code de la Consommation", it is mentioned, for information only, that the global effective rate of the bridge loan is equal to the EURIBOR rate.


--------------------------------------------------------------------------------
                        ARTICLE IV - PAYMENT OF INTEREST
--------------------------------------------------------------------------------

The interest shall be paid on each Maturity date on the amount of the bridge loan principal paid on each respective Maturity date and shall be paid on the balance of the bridge loan amount on the Final Maturity date or on the Anticipated Final Maturity date.

The payment of interest shall be net of any taxes.

It is agreed that, in order to simplify the payment of interest, the BORROWER shall be entitled to pay interest directly to the LENDER.

Any direct payment made by the BORROWER to the LENDER shall discharge the BORROWER of its liability to pay the same to the BORROWER PARENT COMPANY and shall discharge the BORROWER PARENT COMPANY of its liability to repay the same to the LENDER.


--------------------------------------------------------------------------------
                              ARTICLE V - PAYMENTS
--------------------------------------------------------------------------------

During the bridge loan period, the BORROWER shall pay the bridge loan amount, according to the payment schedule it freely determines so that the bridge loan amount is entirely repaid at the latest on the Final Maturity date.

In order to simplify the repayments, it is agreed that the BORROWER shall be entitled to repay them directly to the LENDER.

Any direct payment made by the BORROWER to the LENDER shall discharge the BORROWER of its liability to pay the same to the BORROWER PARENT COMPANY and shall discharge the BORROWER PARENT COMPANY of its liability to repay the same to the LENDER.

Should the BORROWER not be in a positive enough cash position to repay the balance of the principal of the bridge loan amount and the Accrued Interest on the Final Maturity date, at the LENDER's request, all or part of the balance of the bridge loan amount and the Accrued Interest shall be converted into shares of common stock of the BORROWER, as follows:

         - The BORROWER shall issue to the BORROWER PARENT COMPANY shares of the BORROWER'S common stock at a conversion price determined as set forth below, and, concurrently therewith, the bridge loan amount and the Accrued Interest owed by the BORROWER PARENT COMPANY to the Lender shall be contributed by the LENDER as additional capital to the BORROWER PARENT COMPANY.

The parties agree to take any required actions, measures, and commitment to complete the aforementioned conversion as promptly as practicable.


--------------------------------------------------------------------------------
                          ARTICLE VI - CONVERSION TERMS
--------------------------------------------------------------------------------

Should the BORROWER not be in a positive enough cash position to repay the balance of the principal of the bridge loan amount and the Accrued Interest on the Final Maturity date, and should the LENDER elect to convert all or part of the balance of the bridge loan amount and the Accrued Interest (the "CONVERSION AMOUNT") into shares of common stock of the BORROWER, the conversion shall be completed according to the following terms:

The conversion price (the "CONVERSION PRICE") shall be USD 3 per share, which is approximately equal to the average of the closing sales prices of the BORROWER'S common stock on the 15 trading days commencing August 30, 2001 (actually, USD 2.97).

         For instance: if the balance of the bridge loan amount and the Accrued Interest to be converted is equal to USD 3,000,000, the total number of A NOVO BROADBAND shares to be issued on conversion shall be equal to 1,000,0000 shares (3,000,000/ 3).

It is agreed that if the number of A NOVO BROADBAND shares to be issued on conversion is not a round number of shares it shall be rounded to the nearest superior unit of shares.

To illustrate this: if by applying the conversion terms, the total number of A NOVO BROADBAND shares to be issued is equal to 1,000,006.1. This number shall be rounded up to 1,000,007.

The CONVERSION PRICE in effect at any time and the number and kind of securities issuable upon the conversion of the CONVERSION AMOUNT shall be subject to adjustment from time to time upon the happening of certain events as follows:

a. In case BORROWER shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of common stock in shares of common stock, (ii) subdivide or reclassify its outstanding shares of common stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of common stock into a smaller number of shares, the CONVERSION PRICE in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the CONVERSION PRICE by a fraction, the denominator of which shall be the number of shares of common stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of common stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

b. In the event that at any time, as a result of an adjustment made pursuant to Subsection a. above, the LENDER thereafter shall become entitled to receive any shares of the BORROWER, other than common stock, thereafter the number of such other shares so receivable upon conversion of the CONVERSION AMOUNT shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the common stock contained in this Article VI.

c. In case of any reorganization, reclassification or change of the common stock (including any such reorganization, reclassification or change in connection with a consolidation or merger in which the BORROWER is the continuing entity), or any consolidation of the BORROWER with, or merger of the BORROWER with or into, any other entity (other than a consolidation or merger in which the BORROWER is the continuing entity), or of any sale of the properties and assets of the BORROWER as, or substantially as, an entirety to any other person or entity, the CONVERSION AMOUNT then outstanding shall thereafter be convertible into the kind and amount of stock or other securities or property receivable upon such reorganization, reclassification, change, consolidation, merger or sale by a holder of the number of shares of common stock into which the CONVERSION AMOUNT would have been converted prior to such transaction (without regard to limitations on conversion contained herein). The provisions of this Section c. shall similarly apply to successive reorganizations, reclassifications, changes, consolidations, mergers or sales immediately prior to such reorganization, reclassification, change, consolidation, merger or sale.


--------------------------------------------------------------------------------
                        ARTICLE VII - SPECIFIC COVENANTS
--------------------------------------------------------------------------------

From the date of the execution of this bridge loan agreement until the end of the bridge loan period, the BORROWER hereby commits:

b. to provide to the LENDER, not later than the 15th calendar day of each month, the following reporting data in the format defined by the
         LENDER: the consolidated statements of income, consolidated balance sheets, the consolidated statements of cash flows, the consolidated sales per customer corresponding to the previous month, the consolidated number of employees and the consolidated inventories as at the end of the previous month;

c. to bring to the LENDER's knowledge, without any delay, any event likely to affect seriously the BORROWER'S net worth or to increase significantly its indebtedness;

d. to bring to the LENDER's knowledge, without any delay, any event likely to change the share capital of the BORROWER otherwise than pursuant to the exercise of outstanding options.

e. not to undertake any charges, pledges, or others encumbrances on its assets other than to secure purchase money indebtedness, without the LENDER's authorisation.


--------------------------------------------------------------------------------
            ARTICLE VIII - TAX TREATMENT OF THE INTEREST CHARGES/FEES
--------------------------------------------------------------------------------

It is understood that the bridge loan has been granted to support the BORROWER in the acquisition of short term financial facilities. Accordingly, he BORROWER shall bear any tax charges related to the bridge loan.

The BORROWER shall assume any fees and other expenses in relation to the negotiation, wording, and performance of this Agreement.


--------------------------------------------------------------------------------
                           ARTICLE IX - GOVERNING LAW
--------------------------------------------------------------------------------

This bridge loan agreement is governed by French law.

Any dispute arising in connection its validity, enforceability, performance, shall be settled by the French Court competent in the jurisdiction of Paris.


A NOVO AMERICAS LLC



By:/s/ Louis Brunel
   ----------------------------------
   Louis Brunel, Executive Manager

A NOVO BROADBAND, INC



By:/s/ Louis Brunel
   ----------------------------------
   Louis Brunel, President and CEO

A NOVO SA



By:/s/ Henri Triebel
   ----------------------------------
   Henri Triebel, Chairman of the Board